NETLIVE COMMUNICATIONS, INC.

                    PERFORMANCE SHARE PROGRAM

               DEFERRED EMPLOYEE COMPENSATION PLAN


                   Effective February 27, 1997




INTRODUCTION


     The NetLive Communications, Inc. Performance Share Program is a funded deferred compensation plan for a select group of key employees of NetLive Communications, Inc.

ARTICLE I
DEFINITIONS

     1.1 "Award" shall mean the right granted to a Participant under the Program to receive a specified number of Shares at a future date if applicable conditions are satisfied.

     1.2 "Board" shall mean the Board of Directors of the Company.

     1.3 "Change of Control" shall mean the: (1) purchase or other acquisition by any person, entity or group of persons, within the meaning of 13(d) or 14(d) of the Securities Exchange Act of 1934 ("Act"), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 30 percent or more of either the outstanding shares of common stock or the combined voting power of Company's then outstanding voting securities entitled to vote generally (however, this definition excludes a proxy or consent solicitation complying with applicable law); or (2) the approval by the stockholders of Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50 percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company's then outstanding securities; or (3) a liquidation or dissolution of Company or of the sale of all or substantially all of Company's assets.

     1.4 "Committee" shall mean the Performance Share Program
Committee, which is appointed by the Board, and which shall be composed of three members who need not be employees of the Company.

     1.5 "Company" shall mean NetLive Communications, Inc., a
Delaware corporation.

     1.6 "Participant" shall mean an employee of the Company to whom an Award has been granted. Employees who are members of the Board of Directors of the Company are not eligible to be Participants in the Plan.

     1.7 "Program" shall mean the NetLive Communications, Inc.
Performance Share Program.

     1.8 "Share" shall mean either a share of common stock, $.0001 par value, or a share of preferred stock, issued by the Company.

ARTICLE II
AWARDS

     2.1 Grant of Awards. The Committee shall, in its discretion, grant awards to employees of the Company it determines to be key employees. A Participant's Award shall be determined by the Committee based upon the Participant's position with the Company, the relative impact of that position upon the long-term performance of the Company and the number of Shares previously awarded under the Program and under the Company's several stock option programs.

     2.2 Participant's Interest. No Participant shall have any right or interest in or to any Award until such time as payment actually is made to him in accordance with the provisions of the Program.

     2.3 Maximum Number of Shares. The maximum total number of Shares subject to the grant of Awards under the Program is 300,000 Shares.

     2.4 Stock Split. The number of Shares subject to Awards shall be adjusted to reflect stock splits, stock dividends, and the like.

ARTICLE III
PAYMENT OF AWARDS

     3.1 Entitlement to Payment. A Participant shall be entitled to the Shares granted to him in an Award on the first to occur of the following events:

          (a) One hundred percent of such Shares upon the completion by the Participant of the specified number of years of service for the Company set forth in the Participant's Award certificate, not to exceed ten years of service, or

          (b) Fifty percent of such Shares either upon a Change of Control, or upon occurrence of such other events related to a Change of Control specifically set forth in the Participant's
Award certificate, or

          (c) The applicable percentage of such Shares upon occurrence of any other events or conditions specifically set forth in the Participant's Award certificate.

     3.2 Distribution. The Shares under an Award shall be distributed to the Participant on his becoming entitled to them pursuant to Section 3.1.

     3.3 Source of Awards. Shares payable under Awards shall be paid directly to the Participant from the irrevocable trust established by the Company.

     3.4 Forfeiture of Awards. A Participant will forfeit all right to an Award under this Program upon termination of service to the Company by the Participant for any reason before being entitled to distribution under Section 3.2.

ARTICLE IV
ADMINISTRATION

     4.1 Administrator. The Board, or a committee it designates, shall be the Administrator of the Program.

     4.2 Duties of the Administrator. The Administrator shall administer the Program in accordance with its terms and purposes and shall have authority to interpret the Program, to make any necessary rules and regulations, to determine benefits and to disburse Shares under the Program. The Administrator shall also be responsible for complying with statutory reporting and disclosure requirements. The Administrator's interpretations, determinations, rules and regulations shall be final and binding on all persons and parties concerned. The Administrator shall not be subject to liability with respect to the administration of the Program.

     4.3 Claims Procedures/Decision of Administrator. In general, distributions under this Program are automatic and no claim for benefits needs to be filed. However, a Participant may submit a claim for benefits under this Program, to the Administrator, in writing. The following procedure shall apply in such case:

          (a) If such claim for benefits is wholly or partially denied, the Administrator shall notify the claimant of the denial of the claim within a reasonable period of time, but no later than 90 days after receipt of the written claim, unless special circumstances require an extension of time for processing the claim. In such event, written notice of the extension shall be furnished to the claimant prior to the end of the 90 day period and shall indicate the special circumstances requiring the extension and the date by which a final decision is expected. In no event shall the extension period exceed 90 days from the end of the initial 90 day period. The notice of denial: (i) shall be in writing; (ii) shall be written in a manner calculated to be understood by the claimant; and (iii) shall contain (A) the specific reason or reasons for denial of the claim; (B) a specific reference to the pertinent Program provisions upon which the denial is based; (C) a description of any additional material or information necessary for the claimant to perfect the claim; and (D) an explanation of the Program claims review procedure.

          (b) Within 60 days of the receipt by the claimant of the written notice of denial of the claim, or if the claim has not been granted within the applicable time period, the claimant may file a written request with the Administrator that it conduct a full and fair review of the denial of the claimant's claim for benefits. In connection with the claimant's appeal of the denial of his benefit, the claimant may review pertinent documents and may submit issues and comments in writing.

          (c) The Administrator shall deliver to the claimant a written decision on the claim promptly, but not later than 60 days after the receipt of the claimant's request for review, except that if there are special circumstances which require an extension of time for processing, the 60 day period shall be extended to a maximum of 120 days, in which case written notice of the extension shall be furnished to the claimant prior to the end of the 60 day period. The Administrator's decision shall:
(i) be written in a manner calculated to be understood by the claimant, (ii) include specific reasons for the decision; and
(iii) contain specific references to the pertinent Program provisions upon which the decision is based. If a written decision on review is not furnished to the claimant within the applicable time period, the claim shall be deemed denied on review.

ARTICLE V
AMENDMENT AND TERMINATION

     5.1 Amendment and Termination of the Program. Although the Company intends to maintain the Program for as long as necessary, the Company reserves the right to amend or terminate the Program at any time for whatever purposes it may deem appropriate. Any amendments shall be in writing, and shall be authorized by the Board.

     5.2 Contractual Obligation. Notwithstanding Section 5.1, no
Awards granted under the Program as of the date of amendment or termination shall be diminished.

ARTICLE VI
MISCELLANEOUS

     6.1 Employment Rights. Nothing contained in the Program shall be construed as a contract of employment between the Company and any Participant, or as a right of any employee to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any of its employees, with or without cause.

     6.2 Assignment. No amount payable to or in respect of any participant or beneficiary at any time under the Program shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, and any attempt to so alienate, sell, transfer, assign, pledge, attach, charge or otherwise encumber any such amount, whether presently or thereafter payable, shall be void.

     6.3 Program Costs. The Company shall provide for all benefits arising under this Program and for all costs, charges and expenses relating to the ongoing administration thereof.

     6.4 Severability of Provisions. If any of the provisions of this Program shall be held invalid, the remainder of this Program shall not be affected thereby.

     6.5 Applicable Law. All questions pertaining to the construction, validity and effect of the Program shall be determined in accordance with the laws of the United States and to the extent not preempted by such laws, by the laws of the State of Delaware.


     IN WITNESS WHEREOF, the Company has by its appropriate officer signed this document, which sets forth the Program adopted as of February 27, 1997, as amended through and including
March 6, 1997, and affixed its seal as of the 6th day of March, 1997, as amended as of March 6, 1997.



WITNESS:                           NETLIVE COMMUNICATIONS, INC.

/s/ Jodi Schwartz  3/6/97          By:  /s/ Laurence Rosen
                                   Title: Chief Executive Officer